Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2016 RESULTS;

First Quarter Net Sales of $660 million; Diluted EPS of $0.12

Updates Fiscal 2016 Guidance and Provides Second Quarter Guidance
__________________________________________

Richardson, TX. May 10, 2016 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended April 2, 2016. In the first quarter of fiscal 2016, the translation impact from the stronger U.S. dollar negatively impacted net sales by $16.4 million and reduced diluted EPS by $0.08. On a constant currency basis, first quarter net sales decreased 7% as compared to the first quarter of fiscal 2015.
First Quarter Fiscal Year 2016 Revenue Summary
In the first quarter of fiscal 2016, reported worldwide net sales decreased 9.0% or $65.3 million driven by a decline in the Company’s multi-brand licensed watch portfolio and the negative impact of changes in foreign currency. The following table provides a summary of net sales performance compared to the first quarter of fiscal year 2015.

	First Quarter 2016
	Reported Results (1)	Constant Currency (2)
Total Company	-9%	-7%
Americas	-8%	-7%
Europe	-10%	-8%
Asia	-8%	-4%

Watches	-10%	-8%
Leathers	flat	2%
Jewelry	-13%	-11%

(1)	Includes impacts from currency.

(2)	Eliminates the effect of the stronger U.S. dollar in fiscal 2016 to give investors a better understanding of the underlying trends within the business.

The Company reported net income for the first quarter of fiscal 2016 of $5.8 million compared to $38.1 million for the first quarter of fiscal 2015. Diluted earnings per share were $0.12, compared to $0.75 for the first quarter of fiscal 2015.
Kosta Kartsotis, Chief Executive Officer, commented on the results.  “During the quarter, we maintained our intense focus on our strategic priorities to leverage our leadership position in our core business and invest in innovation and technology.  While our financial results were in line with our expectations, they were below last year given the persistent headwinds pressuring the traditional watch category and the challenging retail environment, particularly in our wholesale channel.  We are disappointed that those headwinds have intensified, which will impact this year’s expectations, despite our further expense management.  We are working hard to drive future growth with our focus on wearables, our commitment to brand building and our strength in innovation.  Our performance in Fossil and Skagen, particularly in our international markets, continues to give us confidence in our long-term strategy to grow our owned brands and leverage our competitive and strategic advantages to restore growth to our portfolio.”
Mr. Kartsotis concluded, "We continue to advance our digital and omni-channel initiatives and enhance our CRM capabilities; efforts we believe will position us to drive future growth as our customer continues to evolve and change the way they shop and engage with brands.  Our team is making great progress toward integrating the Misfit technology and platform across our portfolio of brands and we anticipate launching new wearable products in eight brands later this year.  We remain confident in our strategies and continue to believe the advantages of our global operating platform with distribution in 150 countries, powerful brands and now, the technology and resources to lead in wearables, will enable us to improve our long-term sales growth and profitability."
Operating Results
During the first quarter of fiscal 2016, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $16.4 million, operating income by $12.9 million and diluted earnings per share by $0.08. The following discussion of the Company’s net sales is calculated in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

First quarter fiscal 2016 worldwide net sales decreased 7% or $48.9 million compared to the first quarter of fiscal 2015, with growth in SKAGEN® offset by a decline in the licensed portfolio. Sales for FOSSIL® were flat compared to the prior fiscal year. Across product categories, a modest increase in leathers was offset by a decline in watches and jewelry compared to last fiscal year.
Net sales in the Americas decreased 7% or $26.0 million compared to the first quarter of fiscal 2015, with declines in watches, jewelry and leathers compared to last fiscal year. Modest sales growth in Canada and Mexico was offset by a decline in the U.S.
Net sales in Europe decreased 8% or $18.1 million compared to the first quarter of fiscal 2015, with an increase in leathers offset by declines in watches and jewelry compared to last fiscal year. Within the region, modest growth in France and Germany was offset by a decline in distributor markets and the U.K.
Net sales in Asia decreased 4% or $4.8 million compared to the first quarter of fiscal 2015, with an increase in leathers offset by declines in watches and jewelry compared to last fiscal year. Within the region, an increase in India was offset by declines in most markets, including Hong Kong and China.
Global retail comps for the first quarter of fiscal 2016 decreased 3% compared to the first quarter of fiscal 2015. A strong comparable sales increase in Europe was offset by a decline in the Americas and Asia. A comparable sales increase in leathers and jewelry was offset by a decline in watches.
During the first quarter of fiscal 2016, gross margin decreased 250 basis points to 52.8%. The favorable impact of the Company’s price initiatives was offset by the negative impact of changes in foreign currencies, higher markdowns and promotional activity, primarily in the outlet stores, and a mix towards lower margin product categories.
The Company’s operating expenses decreased during the first quarter of fiscal 2016 driven by restructuring expenses that occurred in the prior year, the favorable impact of changes in foreign currency and lower infrastructure and store expenses. Those benefits were partially offset by expenses associated with Misfit, including purchase accounting costs, and increased investments in strategic marketing initiatives. As a percentage of net sales, operating expense increased 310 basis points to 50.6% given the impact of fixed expenses on lower sales.
Operating income for the first quarter of fiscal 2016 decreased to $14.4 million driven by lower sales and gross margin, the unfavorable impact of currencies and increased investment in marketing and strategic initiatives including expenses associated with Misfit, partially offset by the benefit of lower infrastructure and store expenses. Operating margin decreased to 2.2% compared to 7.7% in the prior fiscal year, driven by the impact of the previously listed items.
During the fiscal first quarter, interest expense increased $1.8 million to $6.0 million and other income decreased $4.9 million to $2.3 million due to lower gains on foreign currency contracts and account balances compared to the prior year.
The Company’s effective income tax rate in the first quarter of fiscal 2016 was 30.7% compared to 31.3% for the first quarter of fiscal 2015.
Share Repurchase
During the first quarter of fiscal 2016, the Company invested $4.4 million to repurchase 0.1 million shares of its common stock at an average price of $47 per share. As of April 2, 2016, the Company had $825.0 million remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance
The Company expects that the comparison of its fiscal 2016 results to its fiscal 2015 results will be affected by several factors listed in the chart below. The Company also continues to expect that the operations of Misfit will be dilutive to its 2016 results of operations.

	Full Year 2016	Second Quarter 2016
Negative Impact on Net Sales Growth
Foreign Currency Translation	100 basis points	160 basis points

Negative Impact on Operating Margin
Foreign Currency Translation	90 basis points	120 basis points
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	80 basis points	95 basis points

Negative Impact on Diluted Earnings Per Share Comparison
Impact of Foreign Currency Translation and Change in Non-Operating Foreign Currency Net Gains	$0.87	$0.20
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	$0.36	$0.09
2015 Foreign Tax Credit Benefit	$0.24	$—

Positive Impact on Diluted Earnings Per Share Comparison
2015 Restructuring Charges	$0.35	$0.10
2015 Misfit, Inc. Acquisition Costs	$0.12	$—
2015 Non-cash Asset Impairment	$0.13	$—
GAAP Guidance
For fiscal 2016, the Company now expects the following:

•	Net sales to decrease in the range of 5.0% to 1.5%

•	Operating margin in a range of 5.0% to 7.0%

•	Diluted earnings per share in a range of $1.80 to $2.80
For the second quarter of fiscal 2016, the Company expects the following:

•	Net sales to decrease in the range of 10.0% to 8.0%

•	Operating margin in a range of 1.5% to 3.0%

•	Diluted earnings per share in a range of $0.00 to $0.15
The Company’s guidance assumes that foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor
Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the acquisition and integration of Misfit, Inc., and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories. The Company's principal offerings include an extensive line of men's and women's fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods and accessories. The Company's products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 23 Company-owned foreign sales subsidiaries and a network of approximately 80 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company's U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin
FOSSIL GROUP, Inc.        ICR, Inc.
(855) 336-7745            (203) 682-8225

Consolidated Income Statement Data (in millions, except per share data):	For the 13	For the 13
	Weeks Ended	Weeks Ended
	April 2,	April 4,
	2016	2015
Net sales	$659.8	$725.1
Cost of sales	311.5	324.4
Gross profit	348.3	400.7
Gross margin	52.8%	55.3%
Operating expense	333.9	332.4
Restructuring expense	0.0	12.1
Total operating expense	333.9	344.5
Total operating expense (% of net sales)	50.6%	47.5%
Operating income	14.4	56.2
Operating margin	2.2%	7.7%
Interest expense	6.0	4.2
Other income (expense) – net	2.3	7.2
Income before income taxes	10.7	59.2
Tax provision	3.3	18.5
Less: Net income attributable to noncontrolling interest	1.6	2.6
Net income attributable to Fossil Group, Inc.	$5.8	$38.1
Basic earnings per share	$0.12	$0.76
Diluted earnings per share	$0.12	$0.75
Weighted average common shares outstanding:
Basic	48.1	50.3
Diluted	48.3	50.5

Consolidated Balance Sheet Data (in millions):	April 2,	January 2,	April 4,
	2016	2016	2015

Assets:
Cash and cash equivalents	$306.8	$289.3	$236.9
Accounts receivable-net	236.8	370.8	266.1
Inventories	630.0	625.3	630.6
Other current assets	166.9	157.3	178.3
Total current assets	$1,340.5	$1,442.7	$1,311.9

Property, plant and equipment - net	$332.4	$326.4	$331.7
Goodwill	362.7	359.4	196.0
Intangible and other assets - net	224.7	227.2	176.1
Total long-term assets	$919.8	$913.0	$703.8

Total assets	$2,260.3	$2,355.7	$2,015.7

Liabilities and Stockholders' Equity:
Accounts payable, accrued expenses and other current liabilities	$349.6	$466.3	$364.5
Short-term debt	23.3	23.2	18.5
Total current liabilities	$372.9	$489.5	$383.0

Long-term debt	$799.9	$785.1	$624.7
Other long-term liabilities	143.0	148.5	127.7
Total long-term liabilities	$942.9	$933.6	$752.4

Stockholders' equity	$944.5	$932.6	$880.3

Total liabilities and stockholders' equity	$2,260.3	$2,355.7	$2,015.7

Business Segment Net Sales (in millions):	For the 13	For the 13
	Weeks Ended	Weeks Ended
	April 2,	April 4,
	2016	2015
Segment:
Americas	$335.8	$366.6
Europe	210.0	234.3
Asia	114.0	124.2

Total net sales	$659.8	$725.1

Product Category Information

Product Sales (in millions):	For the 13	For the 13
	Weeks Ended	Weeks Ended
	April 2,	April 4,
	2016	2015
Watches	$496.5	$551.9
Leathers	92.5	92.9
Jewelry	54.7	63.0
Other	16.1	17.3
Total net sales	$659.8	$725.1

Store Count Information

	April 2, 2016				April 4, 2015
	Americas	Europe	Asia	Total	Americas	Europe		Asia	Total
Full price accessory	126	124	69	319	146	126		60	332
Outlets	153	71	45	269	144	64		42	250
Full price multi-brand	0	7	17	24	4	6		22	32
Total stores	279	202	131	612	294	196	*	124	614	*
*Includes stores associated with acquisition completed in South African market in the first quarter of fiscal 2015.

Constant Currency Financial Information
The following table presents the Company’s business segment net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.

(in millions)	Net Sales
	For the 13 Weeks Ended
	April 2, 2016
	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$335.8	$(4.8)	$340.6
Europe	210.0	(6.2)	216.2
Asia	114.0	(5.4)	119.4
Total net sales	$659.8	$(16.4)	$676.2

END OF RELEASE